EXHIBIT 8.1

MINCO GOLD CORPORATION

LIST OF SIGNIFICANT SUBSIDIARIES AS AT APRIL 20, 2012

	Jurisdiction of Incorporation	Beneficial Interest(1)

Minco Mining (China) Co. Ltd.	China	100%
Minco Silver Corporation	British Columbia	22%
Guangzhou Mingzhong Mining Co. Ltd.	China	51%

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Notes:

(1)

Percentages rounded to nearest whole number